UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

June  16, 2016

ProtoKinetix, Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-32917	94-3355026
State of Incorporation	Commission File Number	IRS Employer Identification No.

9176 South Pleasants Highway
St. Marys, West Virginia
26170  USA
Address of principal executive offices

304-299-5070
Telephone number, including
Area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement

Effective June 16, 2016, ProtoKinetix, Incorporated, a Nevada corporation (the “Company” or “ProtoKinetix”) entered into a secured line of credit agreement for up to $250,000 with Pleasants County Bank of St. Marys, West Virginia as approved by the Company’s Board of Directors.  The Company may draw down on the line of credit with approval of the lender.

The line of credit bears an interest rate of 5.0% yearly until August 1, 2016, at which time the interest rate changes to 1.5% above The Wall Street Journal U.S. Prime Rate on corporate loans.  The interest rate may change as often as every month beginning on August 1, 2016, with a minimum interest rate of 5.0% per year and a maximum of 11.0% per year.  The expiration date of the line of credit is June 16, 2020.  Accrued interest must be paid monthly beginning August 1, 2016 with principal due on the maturity date of June 17, 2020.

The note is secured by ProtoKinetix’s patent rights in the provisional patent application numbered 62287857, dated January 21, 2016, “Use of Anti-Aging Glycoprotein for Enhancing Survival of Neurosensory Precursor Cells”; personal assets of the Company’s President and Chief Executive Officer, Clarence E. Smith; and certain real property held by Mr. Smith.

Item 3.02 Unregistered Sales of Equity Securities.

On June 16, 2016, Clarence E. Smith participated in the Company’s private placement offering of common stock by investing $100,000 for the purchase of 2,500,000 shares at $0.04 per share.  The Company relied on the exemptions under Section 4(a)(2) of the Securities Act of 1933, as amended and/or Rule 506(b) of Regulation D promulgated thereunder for the issuance of common stock.  There was no general solicitation in connection with this offer and sale and no commission or other remuneration was paid on the issuance of the common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 16th day of June 2016.

ProtoKinetix, Incorporated

By:   /s/ Clarence E. Smith
Clarence E. Smith, President & CEO